Press Release                  Source: Cycle Country Accessories Corporation

Cycle Country Accessories Retires 19.2% of Outstanding Stock
October 30, 2007 7:00 am ET

MILFORD, Iowa--(BUSINESS WIRE)--Cycle Country (AMEX:ATC - News), a leading supplier of ATV accessories, Plastic Wheel Covers, Golf Car Accessories, and Contract Manufacturing services announces it has sold to its founder, Mr. James Danbom, the manufacturing plant located in Milford, Iowa. In return Cycle Country Accessories will receive all of the common equity currently owned by Mr. Danbom and his wife, 1,410,730 shares, (the closing price as of Friday, October 26th was $1.62).

Cycle Country will lease, (for a period no less than 3 years), 89.8% of the current available space, (92,552 of 103,056 sq.
feet), for $2.00 per sq. foot, or $15,425.34 per month, ($185,104.08 per annum).

With 7,350,008 fully diluted shares, the sale will retire 19.2% of the common equity of Cycle Country Accessories, (converting it to Treasury shares). The company plans to use the treasury shares for strategic acquisitions and capital needs.

About Cycle Country Accessories Corporation

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.

www.cyclecountry.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:
Magellan FIN
Mark Gilbert, Principal, 317-867-2839
mgilbert@magellanfin.com

Source: Cycle Country Accessories Corporation